UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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SVB FINANCIAL GROUP
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April 14, 2011

Fidelity Investments

Investment Proxy Research

One Spartan Way TS1E

Merrimack, NH 03054

Attention: Talon Torressen

Re:	SVB Financial Group 2006 Equity Incentive Plan (the “Plan”)

Dear Mr. Torressen:

In connection with our discussions with you regarding the Plan, we hereby confirm to you the following:

SVB management will recommend to our Board of Directors’ Compensation Committee (the “Committee”), at a meeting during the next 12-month period, that the Committee adopt an amendment to the Plan to require serial vesting over a minimum three-year period for full value awards granted to consultants, and a minimum one-year period for full value performance-contingent awards granted to consultants. (We note that such vesting is already required under the Plan for full value awards granted to employees.) We will further recommend that the Committee adopt an amendment to the Plan that will require that the full value awards granted annually to members of our Board of Directors following our annual stockholders meeting have a vesting schedule that ends on or after the last day of their annual term of service as Board members. Such recommended amendments will also include an exception to permit awards of up to 5% of the total number of shares authorized for grant under the Plan to be excluded from these minimum vesting requirements.

Very truly yours,

SVB FINANCIAL GROUP

/s/ MICHAEL DESCHENEAUX
Michael Descheneaux
Chief Financial Officer